Exhibit 99.1

Spirit MTA REIT Completes Transfer of Remaining Assets to SMTA Liquidating Trust

DALLAS, Texas, January 2, 2020 — SMTA LIQUIDATING TRUST (the “Liquidating Trust”) announced today that, pursuant to the Plan of Voluntary Liquidation approved by the board of trustees of Spirit MTA REIT (The “Company”) on July 11, 2019, and the shareholders of the Company on September 4, 2019, effective as of January 1, 2020, at 12:01 A.M. Eastern Time (the “Effective Time”), the Company transferred all of its assets (subject to all of its liabilities) to a newly-created liquidating trust called “SMTA Liquidating Trust”, a Maryland common law trust, for the benefit of the shareholders of the Company and, in connection with such transfer, the Liquidating Trust distributed all of the units of beneficial interests of the Liquidating Trust to the shareholders of the Company, with each shareholder receiving one Liquidating Trust Unit for each common share of the Company then held of record by such shareholder. As of the Effective Time, all outstanding Company Shares were cancelled, and the Company was dissolved and terminated.

Under the Trust Agreement, the Liquidating Trust units are not transferable or assignable, except by will, intestate succession or operation of law. The Liquidating Trust units are not certificated and are not listed on any exchange or quoted on any quotation system or otherwise tradeable in any public or private transactions.

In accordance with the Plan of Liquidation, the Liquidating Trust was created pursuant to a Liquidating Trust Agreement, dated as of January 1, 2020, between the Company and each of the four trustees of the Company, in their capacities as trustees of the Liquidating Trust. The purpose of the Liquidating Trust is to wind up the affairs of the Company, liquidate the Company’s remaining assets, pay any liabilities, costs and expenses of the Company which were assumed by the Liquidating Trust and/or incurred by the Liquidating Trust, and distribute the net proceeds to the holders of the Liquidating Trust units.

The four trustees of the Company will be the initial trustees of the Liquidating Trust and, in that capacity, are vested with the authority to manage the Liquidating Trust. A wholly owned subsidiary of Spirit Realty Capital, Inc. will manage the day-to-day affairs of the Liquidating Trust and the liquidation of the assets of the Liquidating Trust, at all times subject to the supervision of the trustees of the Liquidating Trust.

About SMTA Liquidating Trust

SMTA Liquidating Trust is a Maryland common law trust. On January 1, 2020, Spirit MTA REIT, a Maryland corporation, transferred all its assets (subject to all of its liabilities) to SMTA Liquidating Trust for the benefit of the shareholders of Spirit MTA REIT pursuant to a Plan of Voluntary Liquidation. The purpose of SMTA Liquidating Trust is to liquidate its assets and distribute the net proceeds to the holders of its Liquidating Trust units. SMTA Liquidating Trust is managed by a wholly-owned subsidiary of Spirit Realty Capital (NYSE: SRC), one of the largest publicly traded triple net-lease REITs.

Investor Contact:

SMTA Liquidating Trust

(972) 476-1409

smtainvestorrelations@spiritrealty.com